================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HOMESTAKE MINING COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108
                                (415) 981-8150
LOGO

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 24, 1998

To the Shareholders of Homestake Mining Company:

  The annual meeting of shareholders of Homestake Mining Company will be held in the Colonial Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, on Friday, July 24, 1998, at 11:00 a.m. local time, for the following purposes:

    1. Election of four Class II Directors.

    2. Approval of the appointment of Coopers & Lybrand LLP as independent auditors for 1998.

    3. Transaction of such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on May 28, 1998, as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on May 28, 1998, will be entitled to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING, PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, using the return envelope which requires no postage if mailed in the United States. Your early attention to the proxy will be greatly appreciated because it will reduce the cost your Company incurs in obtaining voting instructions from its shareholders.

                                          By Order of the Board of Directors

                                          /s/ Wayne Kirk

                                          Wayne Kirk
                                          Secretary

June 24, 1998

                           HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108
                                (415) 981-8150

                                                                  June 24, 1998

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF SHAREHOLDERS

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Homestake Mining Company ("Homestake" or the "Company") for use at the annual meeting of shareholders of Homestake to be held in the Colonial Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, on Friday, July 24, 1998, at 11:00 a.m. local time, or any postponement or adjournment thereof.

  This Proxy Statement and the enclosed proxy card are first being sent to Homestake's shareholders on or about June 24, 1998.

MATTERS TO BE CONSIDERED.

  The following matters will be acted on at the annual meeting:

    1.Election of four Class II Directors.

    2.Approval of the appointment of Coopers & Lybrand LLP as independent auditors for 1998.

    3.Transaction of such other business as may properly come before the meeting.

VOTING SECURITIES AND VOTING RIGHTS.

  Only shareholders of record on May 28, 1998, or their proxies, will be entitled to vote at the annual meeting of shareholders. On May 28, 1998, Homestake had 211,149,500 shares of Common Stock outstanding.

  A majority of the shares of Homestake Common Stock outstanding must be represented at the annual meeting in person or by proxy to constitute a quorum for the transaction of business. Each share of Common Stock is entitled to one vote on all matters other than the election of directors. In the election of directors, each share of Common Stock is entitled to one vote for a nominee for each director position. Homestake does not have cumulative voting. A shareholders' list will be available for examination by shareholders at the annual meeting.

VOTING PROCEDURE.

  The shares represented by each properly executed proxy returned to Homestake will be voted at the meeting as indicated on the proxy. If no instructions are given, the persons authorized by the proxy will vote in favor of (i) election of the director nominees named in this Proxy Statement and (ii) the appointment of Coopers & Lybrand LLP as independent auditors for 1998. Any person giving a proxy has the right to revoke it at any time before it is exercised (1) by filing with the Secretary of Homestake a duly signed revocation or proxy bearing a later date or (2) by voting in person at the meeting.

  The Board of Directors is not aware of any matters other than those set forth above which may come before the annual meeting. If any other matters are properly presented to the meeting for action, unless contrary instructions are given, the persons named in the enclosed form of proxy and acting thereunder have the power to vote in accordance with their best judgment on such matters.

   On voting for Class II Directors, the four nominees receiving the highest number of votes will be elected. Approval of the appointment of independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented at the meeting.

  If a proxy is marked with instructions to withhold authority to vote for one or more director nominees or to abstain from voting on any matter, those shares will be treated as represented at the meeting in determining whether a quorum is present. Withholding authority to vote for a director nominee will not prevent that director nominee from being elected except to the extent the failure to vote for the nominee results in another nominee receiving a larger number of votes. In other matters where approval is required by a majority of shares outstanding or represented at the meeting, an abstention from voting on a matter will have the effect of a vote against the matter.

  If a broker indicates on a proxy that it is not voting shares on a matter, those shares will be counted for purposes of determining the presence of a quorum at the meeting but will not be treated as represented at the meeting or entitled to vote in respect of that matter.

SOLICITATION OF PROXIES.

  The cost of solicitation of proxies will be borne by Homestake. Solicitation of proxies may be made by officers, directors and employees of Homestake in person, by telephone or by mail. In addition, brokers, banks and other nominee holders will be reimbursed for expenses they incur in forwarding proxy materials to and obtaining voting instructions from beneficial owners of Homestake Common Stock. D.F. King & Co., Inc. has been engaged to assist with proxy solicitation for a fee of $12,000 plus expenses.

PRINCIPAL HOLDERS OF HOMESTAKE COMMON STOCK.

 Ownership of Common Stock by Homestake's Management

  The following table shows: (i) the number of shares of Homestake Common Stock owned by directors, nominees for director, the five highest paid executive officers, and all directors, nominees and executive officers as a group, as of June 1, 1998, (ii) the number of shares of Homestake Common Stock which such persons have the right to acquire within 60 days of June 1, 1998, but do not actually own and (iii) the total number of shares of Homestake Common Stock which such persons own and have the right to acquire within 60 days of June 1, 1998. The shares so shown include shares held in Homestake's Savings Plan for the accounts of executive officers and directors share rights granted under Homestake's Stock Option and Share Rights Plan--1988 and 1996, which entitle outside directors to receive shares on the date of ceasing to serve as a director. Other than Mr. Clark (see footnote 2 below), no director or executive officer beneficially owns greater than 1 percent of the total number of shares of Homestake Common Stock outstanding. The shares of Homestake Common Stock beneficially owned by all directors, nominees for director and executive officers as a group represent approximately 3.84% of the 211,149,500 shares of Homestake Common Stock outstanding as of June 1, 1998, which includes shares held by Case, Pomeroy & Company, Inc. (described in footnote 2 below) and the shares which the identified persons have the right to acquire but do not own.

                                  NUMBER OF SHARES
                                 BENEFICIALLY OWNED    RIGHT TO
                                    AS OF JUNE 1,   ACQUIRE SHARES TOTAL NUMBER
                                  1998, EXCLUDING   WITHIN 60 DAYS  OF SHARES
                                  RIGHT TO ACQUIRE        OF       BENEFICIALLY
              NAME                     SHARES        JUNE 1, 1998     OWNED
              ----               ------------------ -------------- ------------
M. Norman Anderson..............         2,529            6,686         9,215
Richard R. Burt.................             0               84            84
Robert H. Clark, Jr.(2).........     6,448,776            2,334     6,451,110
Harry M. Conger(3)..............       176,223          497,056       673,279
G. Robert Durham................        10,000            1,943        11,943
Douglas W. Fuerstenau...........         1,478            2,367         3,845
Henry G. Grundstedt.............         1,000            1,497         2,497
Paul McClintock(4)..............        11,230                0        11,230
John Neerhout, Jr. .............         1,000            1,869         2,869
Peter J. Neff...................             0                0             0
Stuart T. Peeler(5).............        10,000            2,503        12,503
Carol A. Rae....................           500              810         1,310
Jack E. Thompson................        51,969          178,050       230,019
Jeffrey L. Zelms................            50              131           181
Gene G. Elam....................        11,908          122,750       134,658
Wayne Kirk(6)...................         8,680          105,500       114,180
Gil J. Leathley.................         3,551           62,425        65,976
William F. Lindqvist............           382           86,300        86,682
All Directors, Nominees for Di-
 rector and Executive Officers
 as a Group (26 persons)........     6,769,972        1,328,358     8,098,330

-------
(1) In some instances voting and investment power is shared with the spouse of the identified person.
(2) Includes 13,000 shares owned by Mr. Clark's spouse. Also includes 6,411,776 shares owned by Case, Pomeroy & Company, Inc. Mr. Clark is the President and Chief Executive Officer and, with family members, is a principal shareholder of Case, Pomeroy & Company, Inc. The shares beneficially owned by Mr. Clark represent approximately 3.05 percent of the 211,149,500 shares of Homestake Common Stock outstanding as of June 1, 1998.
(3) Includes 447 shares held of record by a Savings Plan Trust for Mr. Conger's spouse. Mr. Conger disclaims beneficial ownership of these shares.
(4) Includes 9,530 shares owned by a corporation of which Mr. McClintock is the sole shareholder.
(5) Includes 3,200 shares owned by a corporation of which Mr. Peeler is the sole shareholder.
(6) Includes 416 shares held of record by two of Mr. Kirk's children. Mr. Kirk disclaims beneficial ownership of these shares.

  Security Ownership of Certain Beneficial Owners of Homestake

  As of June 1, 1998, the only person known to Homestake to own beneficially five percent or more of the Homestake Common Stock outstanding were:

  NAME AND ADDRESS                       AMOUNT AND NATURE OF
 OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP PERCENT OF CLASS
 -------------------                     --------------------- ----------------
Malaysia Mining Corporation Berhad......      22,260,391(1)         10.54%
 32nd Floor, Menara PNB
 201A Jalan Tun Razak
 50400 Kuala Lumpur
 Malaysia
August von Finck........................      20,614,700(2)          9.76%
 Pacellistrasse 4
 D-80333, Munich, Germany

-------
(1) The amount and nature of Malaysia Mining's beneficial ownership is based upon information provided to Homestake pursuant to a Schedule 13G filed on behalf of Malaysia Mining on May 19, 1998.
(2) The amount and nature of Mr. von Finck's beneficial ownership is based upon information provided to Homestake pursuant to a Schedule 13D, Amendment No. 3, filed on behalf of Mr. von Finck on June 4, 1998.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Board of Directors of Homestake consists of 13 members, divided into three classes with staggered terms of three years each. On July 24, 1998, Harry M. Conger and Henry G. Grundstedt will retire as directors. At that time, the Board of Directors will amend the Bylaws to reduce the number of directors to 12 members, divided into three Classes of four members each. Four Class II Directors are to be elected at this annual meeting to serve until the annual meeting in 2001 or until their successors are elected and qualified, except that Stuart T. Peeler will be age 70 at the time of the 2000 annual meeting and will retire at that time under the directors' mandatory retirement policy (unless waived).

  Each nominee has consented to be named in this Proxy Statement and to serve if elected. If any nominee should become unable to serve as a director prior to the annual meeting, the persons authorized by the proxy will vote for the election of a substitute nominee recommended by the Nominating Committee of the Board of Directors in place of that nominee.

  THE BOARD OF DIRECTORS OF HOMESTAKE RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR CLASS II NOMINEES NAMED BELOW. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NAMED NOMINEES UNLESS INSTRUCTIONS ARE GIVEN TO THE CONTRARY.

INFORMATION CONCERNING NOMINEES FOR ELECTION.

  Certain information as to each of the four nominees for election as a Class II Director is set forth in the table below. The information appearing in the table and certain information regarding beneficial ownership of securities by such nominees contained in this Proxy Statement has been furnished to Homestake by the nominees.

NOMINEES FOR CLASS II DIRECTORS TO SERVE UNTIL 2001 ANNUAL MEETING:

                          AGE AT
                         JULY 24, DIRECTOR
        NOMINEE            1998    SINCE            BIOGRAPHICAL INFORMATION
        -------          -------- --------          ------------------------
Paul McClintock.........    49        --   Mr. McClintock has been a director of
                                           McClintock Associates Pty. Limited
                                           (investment banking) since 1985. He was the
                                           chairman of Plutonic Resources Limited
                                           (gold mining) from 1996 until April 1998,
                                           when the Company acquired Plutonic
                                           Resources Limited. He is a director of
                                           Ashton Mining Limited (diamond mining) and
                                           Tower Australia Limited (life insurance and
                                           financial services).
John Neerhout, Jr.......    67      1989   Mr. Neerhout has been the Managing Director
                                           of Union Railways Limited (rail
                                           transportation) since April 1997, and a
                                           director of London and Continental Railways
                                           Ltd. since March 1997. He has been a
                                           director of The Energy Group PLC (gas and
                                           coal production, power generation and
                                           sales) since February 1997. Mr. Neerhout
                                           retired as Executive Vice President of
                                           Bechtel Group Inc. (engineering and
                                           construction) in October 1996, a position
                                           he held since 1986. Mr. Neerhout was also a
                                           director of and held executive positions
                                           with Bechtel Group Inc. and other of its
                                           affiliated companies prior to his
                                           retirement.

                          AGE AT
                         JULY 24, DIRECTOR
        NOMINEE            1998    SINCE            BIOGRAPHICAL INFORMATION
        -------          -------- --------          ------------------------
Stuart T. Peeler........    68      1981   Mr. Peeler has been a petroleum industry
                                           consultant since 1989. From 1982 until 1988
                                           he was Chairman of the Board and Chief
                                           Executive Officer of Statex Petroleum, Inc.
                                           He is a director of CalMat Company
                                           (aggregates, asphalt, and property
                                           development), Chieftain International, Inc.
                                           (oil and gas exploration and production)
                                           and Chieftain International Funding Corp.
                                           (financial services).
Jack E. Thompson........    48      1994   Mr. Thompson has been the Chief Executive
                                           Officer of Homestake since May 1996, and
                                           President and a director of Homestake since
                                           August 1994. He was Executive Vice
                                           President--Canada of Homestake and
                                           President and Chief Executive Officer of
                                           Prime Resources Group Inc. (majority owned
                                           subsidiary) and Homestake Canada Inc.
                                           (wholly owned subsidiary) from July 1992
                                           until August 1994. He was President of
                                           Homestake Mineral Development Company and
                                           of North American Metals Corp. (gold
                                           mining) from 1988 until 1992.

INFORMATION CONCERNING CONTINUING DIRECTORS.

  Certain information as to each director who will continue in office is set forth in the following tables. The information appearing in the tables and certain information regarding beneficial ownership of securities by such directors contained in this Proxy Statement has been furnished to Homestake by the directors.

CONTINUING CLASS I DIRECTORS TO SERVE UNTIL 2000 ANNUAL MEETING:

                          AGE AT
                         JULY 24, DIRECTOR
        DIRECTOR           1998    SINCE            BIOGRAPHICAL INFORMATION
        --------         -------- --------          ------------------------
M. Norman Anderson......    67      1992   Mr. Anderson is President of Norman
                                           Anderson & Associates Ltd. (mining
                                           consultants). Mr. Anderson was a director
                                           of Homestake Canada Inc. ("HCI") from 1987
                                           to 1993, and was the Chairman of the Board
                                           of Directors of HCI from February 1991 to
                                           July 1992, when the Company acquired the
                                           outstanding voting shares of HCI. He is a
                                           director of Prime Resources Group Inc.,
                                           Solv-ex Corporation (tar sands processing),
                                           Finning International (construction
                                           equipment sales and service), Buenaventura
                                           S.A. (gold and silver mining) and Toronto
                                           Dominion Bank.
Robert H. Clark, Jr.....    57      1984   Mr. Clark has been Chief Executive Officer
                                           since 1993, President since 1983, and a
                                           director since 1968 of Case, Pomeroy &
                                           Company, Inc. (mining, oil and gas, real
                                           estate). Mr. Clark is a director of FINOVA
                                           Group Inc. (financial services).

                          AGE AT
                         JULY 24, DIRECTOR
        DIRECTOR           1998    SINCE            BIOGRAPHICAL INFORMATION
        --------         -------- --------          ------------------------
Douglas W. Fuerstenau...    69      1977   Mr. Fuerstenau has been a Professor of
                                           Metallurgy, Department of Materials Science
                                           and Mineral Engineering, University of
                                           California, Berkeley from 1959 to 1992. He
                                           was P. Malozemoff Professor of Mineral
                                           Engineering from 1987 to 1993, and has been
                                           a professor emeritus since 1993 and has
                                           been a professor in the Graduate School
                                           since July 1994.
Jeffrey L. Zelms........    54      1997   Mr. Zelms has been the President since 1986
                                           and the Chief Executive Officer since 1992
                                           of the Doe Run Company (lead, zinc and
                                           copper mining, lead fabrication and
                                           recycling). He is a director of the Phoenix
                                           Textile Corporation (linen supplier for the
                                           health industry).


CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 1999 ANNUAL MEETING:

                          AGE AT
                         JULY 24, DIRECTOR
        DIRECTOR           1998    SINCE            BIOGRAPHICAL INFORMATION
        --------         -------- --------          ------------------------
Richard R. Burt.........    51      1997   Mr. Burt has been the Chairman of IEP
                                           Advisors, Inc. (strategic and financial
                                           advisory services) since June 1993. He is
                                           also Chairman of Powerhouse Technologies,
                                           Inc. (gaming software design) and Weirton
                                           Steel Company (integrated steel producer).
                                           From April 1991 to June 1993, he was a
                                           partner in McKinsey & Company (management
                                           consultants). Mr. Burt was the United
                                           States Ambassador to the Federal Republic
                                           of Germany from 1985 to 1989. He is a
                                           director of Archer Daniels Midland Company
                                           (processing and sales of agricultural
                                           commodities) and Hollinger International
                                           Inc. (publishing).

                          AGE AT
                          JULY 24, DIRECTOR
        DIRECTOR           1998     SINCE            BIOGRAPHICAL INFORMATION
        --------         --------- --------          ------------------------
G. Robert Durham........     69      1990   In May 1996, Mr. Durham retired as Chairman
                                            of the Board, Chief Executive Officer and a
                                            director of Walter Industries, Inc.
                                            (building materials, home building,
                                            mortgage financing and natural resources
                                            development). He was Chief Executive
                                            Officer and a director of Walter
                                            Industries, Inc. from June 1991, and
                                            Chairman from October 1995, until his
                                            retirement. He was also President from June
                                            1991 until October 1995. He was Chairman of
                                            the Board and President of Phelps Dodge
                                            Corporation (mining) from 1987 to 1989 and
                                            President and Chief Operating Officer from
                                            1985 to 1987, and he held other executive
                                            positions with Phelps Dodge Corporation or
                                            affiliated corporations beginning in 1977.
                                            He is a director of FINOVA Group Inc.
                                            (financial services) and Amphenol Corp.
                                            (manufacturer of electronic connectors and
                                            coaxial cables), and a trustee of Mutual
                                            Life Insurance Company of New York.
Peter J. Neff...........     59      1998   Mr. Neff currently serves as a consultant
                                            to Rhone-Poulenc Inc. (chemicals and
                                            pharmaceuticals). He joined Rhone-Poulenc
                                            in 1987 as President and Chief Operating
                                            Officer and was elected Chief Executive
                                            Officer in 1991 and served as President and
                                            Chief Executive Officer until his
                                            retirement in December 1997. Mr. Neff is a
                                            director of UST Inc. (tobacco and wine
                                            manufacturer and distributor) and
                                            Envirogen, Inc. (environmental services),
                                            and is Chairman of the Board of Trustees of
                                            Rider University.
Carol A. Rae............     52      1995   Ms. Rae has been the President and Chief
                                            Executive Officer of Integrated Media and
                                            Marketing, LLC (producer of educational
                                            video and multimedia products) since 1995,
                                            and the President of MedVal Technologies
                                            International, Inc. (manufacturer of
                                            orthopedic splints) since 1984. She has
                                            been a member of the Board of Directors of
                                            the U.S. Chamber of Commerce since 1994.
                                            She was Senior Vice President and General
                                            Manager of the Refractive Division of
                                            Chiron Vision Corporation (manufacturer of
                                            ophthalmic intraocular lenses) from 1994
                                            until 1995 and Senior Vice President of
                                            Government Affairs of Chiron Vision from
                                            1995 until 1997. She was President and
                                            Chief Executive Officer of Magnum Diamond
                                            Corporation (manufacturer of surgical
                                            instruments) from 1989 to 1995.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD.

  The Homestake Charter provides for the Homestake Board to be divided into three classes. Each class of directors, elected at an annual meeting of stockholders, is elected for a three year term. Homestake's directors can be removed from office only for cause.

  Homestake's Board of Directors held 15 meetings during the calendar year
1997.

  The Board of Directors has six standing committees: Executive, Finance, Audit, Compensation, Director Affairs, and Environment, Health and Safety.

  The Executive Committee has authority to exercise most of the powers of the Board of Directors. It is intended to function on a standby basis. The members of the Committee are Messrs. Thompson (Chairman), Anderson, Clark, Conger, Durham and Peeler. The Executive Committee held no meetings during 1997.

  The Finance Committee reviews and makes recommendations to the Board of Directors about proposed dividends, investments and financial matters, and oversees pension and savings plan investments. The members of the Committee are Messrs. Peeler (Chairman), Clark, Conger, Grundstedt and Thompson, and Ms. Rae. The Finance Committee held four meetings during 1997.

  The Audit Committee recommends to the Board of Directors appointment of the firm of independent auditors to examine and report to shareholders on the consolidated financial statements of Homestake, and receives and considers the reports of the auditors. The Committee also oversees Homestake's internal auditing. The members of the Committee are Messrs. Clark (Chairman), Anderson, Burt, Grundstedt and Neerhout, and Ms. Rae, all non-employee directors. The Committee held six meetings during 1997.

  The Compensation Committee evaluates and recommends to the full Board of Directors the levels of compensation and benefits for officers and key employees. The Compensation Committee also administers the Company's stock option and share rights plans and its Deferred Compensation Plan and Executive Supplemental Retirement Plan. The members of the Committee are Messrs. Durham (Chairman), Fuerstenau, Grundstedt, Neerhout and Zelms, all non-employee directors. The Committee held four meetings during 1997.

  The Director Affairs Committee reviews and evaluates candidates for director, including nominees recommended by stockholders, makes recommendations on candidates to the Board of Directors, evaluates director performance, and makes recommendations regarding director compensation and stock ownership. Applications and communications relating to candidates for director may be sent to the Secretary of Homestake at the corporate offices in San Francisco. The members of the Committee are Messrs. Fuerstenau (Chairman), Anderson, Burt, Conger, Durham and Peeler, all non-employee directors. The Director Affairs Committee held two meetings during 1997.

  The Environment, Health and Safety Committee oversees Homestake's compliance with environmental, health and safety laws and policies. The members are Messrs. Anderson (Chairman), Durham, Fuerstenau, Neerhout and Zelms, and Ms. Rae, all non-employee directors. The Environment, Health and Safety Committee held three meetings during 1997.

  In 1997, each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the respective committees on which he or she served, except that Mr. Burt attended fewer than 75% of the total number of meetings of the Board of Directors and the committees on which he served.

COMPENSATION OF DIRECTORS.

  A director of Homestake who is not an employee of Homestake or its subsidiaries receives an annual retainer fee of $16,000 and each chairman of a committee of the Board of Directors who is not an employee of Homestake receives an additional annual retainer of $2,000. All directors, including employee directors, receive attendance fees of $900 for each meeting of the Board of Directors and $800 for each committee meeting. Directors are entitled to defer compensation under the Deferred Compensation Plan described below under "Compensation of Executive Officers--Summary Compensation Table."

  The Company has a Retirement Plan for Outside Directors. Under the Plan, directors who do not have a fully vested interest under any taxqualified Homestake retirement plan are eligible to receive benefits. The total retirement benefit payable is an amount equal to the annual retainer fee payable to Outside Directors at the date of retirement (presently $16,000 per year) multiplied by the number of years such retiring director was an Outside Director (i.e., not an employee of the Company or its subsidiaries). The retirement benefit is payable in monthly installments over the number of months the retiring Outside Director served as an Outside Director, beginning on the later of retirement or attaining of age 70 (later of retirement or age 65 in the case of an Outside Director who has served at least 10 years). Benefits payable to a participant who dies prior to completion of payout are payable to the participant's spouse.

  Under the Stock Option and Share Rights Plan--1996 (the "1996 Plan"), automatic share rights are made available to directors who are not employees of Homestake. For each year that the 1996 Plan is in effect, on the eighth business day after Homestake's annual earnings for the preceding year are released, each non-employee director on that date is granted share rights entitling him or her to receive shares of Homestake common stock for no consideration on the date he or she ceases to serve as a director. The number of shares covered by each annual share right grant is calculated by dividing 10 percent of the compensation received for services as a director of Homestake for the preceding calendar year by the average fair market value of one share of Homestake common stock for the third through the seventh business days following release of Homestake's earnings for the preceding calendar year. Share rights are canceled if an individual ceases to serve as a director within three years from the date of grant, other than by reason of death, disability, retirement at mandatory retirement age for directors, or termination within one year following a change of control as defined in the 1996 Plan. For 1997, a total of 3,775 share rights were granted under the 1996 Plan. No director was credited with more than 493 share rights for 1997.

  Prime Resources Group Inc. ("Prime"), 50.6% owned by the Company, pays directors who are not employees of the Company or its subsidiaries an annual retainer of C$10,000 per year, C$1,000 for each meeting of the Board or any committee which they attend in person, and C$750 for telephone meetings. Prime pays directors who are employees of the Company or its subsidiaries C$1,000 for meetings attended in person and C$750 for telephone meetings. M. Norman Anderson, a nonemployee director of the Company and Prime, received C$21,500 in directors fees from Prime for 1997.

  In May 1996, upon Harry M. Conger's retirement as Chief Executive Officer of the Company, Homestake entered into a consulting agreement with Mr. Conger under which he agreed to act as a consultant to the Board and the Chief Executive Officer of Homestake for one year, subject to renewal for an additional year. The consulting agreement was renewed at the request of the Company for an additional year. Mr. Conger agreed to provide at least 500 hours of consulting services, including continuing to act as a director and nonexecutive Chairman of the Board. Mr. Conger is paid a total of $150,000 per year, which is in lieu of any other payments, including directors fees, that would otherwise be payable to him for his services as a director. Homestake also agreed to provide Mr. Conger office facilities. For the year 1997, Mr. Conger received a total of $151,500 in compensation ($1,500 was 1996 compensation paid to Mr. Conger in 1997) and $20,945 in office facilities expense reimbursement.

  In July 1992, Homestake entered into a consulting agreement with Stuart T. Peeler under which Mr. Peeler provides advisory services to the Company with respect to its investment in the Main Pass 299 oil and sulphur project in the Gulf of Mexico. The agreement is terminable by either party on 30 days' notice. Mr. Peeler receives compensation at a rate of $1,000 for each day of service under the agreement. For 1997, the Company paid $11,844 to Mr. Peeler under the agreement.

COMPENSATION OF EXECUTIVE OFFICERS.

  The following table discloses, for the years indicated, compensation received by Homestake's executive officers named therein (the "Named Executive Officers") for the fiscal years ended December 31, 1997, 1996 and 1995. Such officers served as Chief Executive Officer or were among the four most highly compensated executive officers (other than the Chief Executive Officer) for the fiscal year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                               --------------------------------- ------------------------------------
                                                                          AWARDS            PAYOUTS
                                                                 ------------------------ -----------
                                                                  RESTRICTED  SECURITIES
       NAME AND                                   OTHER ANNUAL   STOCK AWARD  UNDERLYING     LTIP      ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS   COMPENSATION(1)    ($)(2)    OPTIONS (#) PAYOUTS ($) COMPENSATION
   ------------------     ---- -------- -------- --------------- ------------ ----------- ----------- ------------
Jack E. Thompson........  1997 $475,000 $285,000  $ 18,778(4)    $475,950(5)    133,400       $ 0       $15,874(6)
 President and Chief Ex-                                          136,810(7)
 ecutive Officer(3)                                               213,738(8)
                          1996  422,452  225,000    25,212(9)                    56,100         0        12,044
                          1995  336,000   68,000    29,146(10)                   31,100         0         9,174
Gene G. Elam............  1997  283,000   98,900     5,213(11)    178,125(5)     57,100         0        13,906(12)
 Vice President, Finance                                           44,250(7)
 and Chief                                                         22,501(8)
 Financial Officer        1996  272,000   95,700    24,167(13)                   17,900         0        11,546
                          1995  261,000   41,000     8,150(14)                   16,100         0         9,010
Wayne Kirk..............  1997  354,000  138,700     5,076(15)    223,725(5)     71,300         0        12,790(16)
 Vice President, General                                           31,738(7)
 Counsel and                                                       15,000(8)
 Corporate Secretary      1996  340,000  121,400     1,110(17)                   22,300         0        10,908
                          1995  326,000   52,000         0                       20,100         0         9,010
Gil J. Leathley.........  1997  223,606   76,800    19,556(19)    136,800(5)     43,600         0        14,975(20)
 Senior Vice President,                                            14,371(7)
 Operations(18)                                                    45,000(8)
                          1996  208,000   71,700    18,995(21)                   15,400         0        10,438
                          1995  198,088   30,000    49,571(22)                   21,500         0        10,655
William F. Lindqvist....  1997  233,000   93,800    13,615(24)    146,775(5)     47,000         0        13,926(25)
 Vice President,          1996  224,000   77,300    19,731(26)                   16,500         0        10,916
 Exploration(23)          1995   91,667   12,000   125,525(27)                   30,000         0         3,663

--------
 (1) In accordance with the rules of the Commission, Homestake is not required to report the value of personal benefits for any year unless the aggregate dollar value exceeds the lesser of 10 percent of the executive officer's salary and bonus or $50,000.
 (2) In March 1997, the Compensation Committee adopted three restricted stock programs (described in notes 5, 7 and 8 below) for the members of the Company's senior management as a further means of aligning management's long term interests with the interests of the Company's shareholders, as a means of providing additional incentives and to encourage members of senior management to increase their ownership in the Company and to remain with the Company.
 (3) Mr. Thompson served as President and Chief Operating Officer until May 1996, when he was appointed President and Chief Executive Officer.
 (4) Consists of $1,178 (financial planning) and $17,600 (directors' fees).
 (5) Value at date of grant of restricted stock granted under the Performance Based Program. Under the Performance Based Program, the Compensation Committee grants restricted stock to members of the senior management which vest over time and which vest depending on achievement of performance goals over the life of the Performance Based Stock Rights. The employees must continue to be employed on the vesting date.
 (6) Consists of $9,500 (matching contribution to savings plan), $2,223 (imputed income on split dollar life insurance), $2,254 (tax gross-up related to split dollar life insurance), $838 (reimbursement for spousal travel, expense and tax gross-up) and $1,059 (above market component of interest paid on deferred compensation plan).
 (7) Value at date of grant of restricted stock granted under the Matching Stock Award Program. Under the Matching Stock Award Program, the Compensation Committee grants restricted stock to senior managers on the basis of one restricted share for each three shares owned by the senior managers that are "enrolled" by the senior manager. The enrolled shares must be held for five years and the employee must continue to be employed on the vesting date for the matching shares to vest.
 (8) Value at date of grant of restricted stock granted under the Bonus Stock Program. Under the Bonus Stock Program, the Compensation Committee provides senior managers with an opportunity to exchange a portion of their annual cash bonuses for awards of restricted stock. The shares awarded are equal to 150% of the cash foregone, and the shares vest over time. The employee must continue to be employed on the vesting dates to receive the shares. If not, the unvested shares and cash foregone are forfeited.
 (9) Consists of $6,012 (financial planning) and $19,200 (directors' fees).
(10) Consists of $17,500 (directors' fees), $11,030 (financial planning) and $616 (tax grossup for payment made in connection with the sale of Mr. Thompson's Canadian residence in 1994).
(11) Consists of $880 (financial planning) and $4,333 (directors' fees paid by publicly held subsidiary).
(12) Consists of $9,500 (matching contribution to savings plan), $1,459 (imputed income on split dollar life insurance), $1,480 (tax gross-up related to split dollar life insurance), $884 (reimbursement for spousal travel, expense and tax gross-up) and $583 (above market component of interest paid on deferred compensation plan).
(13) Consists of $1,620 (financial planning) and $22,547 (directors' fees paid by publicly held subsidiary).
(14) Consists of $7,200 (directors' fees paid by publicly held subsidiary) and $950 (financial planning).
(15) Directors' fees paid by publicly held subsidiary.
(16) Consists of $9,500 (matching contribution to savings plan), $1,204 (imputed income on split dollar life insurance), $1,221 (tax gross-up related to split dollar life insurance), $768 (reimbursement for spousal travel, expense and tax gross-up) and $97 (above market component of interest paid on deferred compensation plan).
(17) Directors' fees paid by publicly held subsidiary.
(18) Mr. Leathley served as Vice President, Canadian Operations during a portion of 1995 and was a Canadian resident. Accordingly, a portion of Mr. Leathley's 1995 Annual Compensation and All Other Compensation was paid in Canadian dollars. The conversion rate used to convert such amounts was 0.7324. Mr. Leathley became Vice President, Operations, of Homestake in May 1995.
(19) Consists of $5,021 (financial planning), $4,535 (directors' fees paid by publicly held subsidiary) and $10,000 (forgiveness of relocation loan).

(20) Consists of $9,500 (matching contribution to savings plan), $1,221 (imputed income on split dollar life insurance), $1,168 (tax gross-up related to split dollar life insurance), $823 (reimbursement for spousal travel, expense and tax gross-up), $1,790 (above market component of interest paid on deferred compensation plan) and $473 (interest in Canadian retirement account).
(21) Consists of $4,967 (financial planning), $563 (directors' fees paid by publicly held subsidiary), $10,000 (forgiveness of relocation loan) and $3,465 (tax gross-up related to relocation expenses).
(22) Consists of $717 (premiums paid on life and accidental death and dismemberment policy), $39,600 (relocation expenses paid by or on behalf of Mr. Leathley) and $9,254 (tax gross-up for relocation expenses). In connection with his appointment as Vice President, Operations, Mr. Leathley relocated from Canada to the San Francisco area.
(23) Mr. Lindqvist became an employee of Homestake on June 30, 1995.
(24) Consists of $3,615 (financial planning) and $10,000 (forgiveness of relocation loan).
(25) Consists of $9,500 (matching contribution to savings plan), $881 (imputed income on split dollar life insurance), $973 (tax gross-up related to split dollar life insurance) and $2,572 (above market component of interest paid on deferred compensation plan).
(26) Consists of $6,497 (financial planning), $10,000 (forgiveness of relocation loan) and $3,234 (tax gross-up related to relocation expenses).
(27) Consists of $91,394 (relocation expenses for move from Australia to the San Francisco area) and $34,131 (tax gross-up related to relocation expenses).

  Under the Company's Deferred Compensation Plan, directors, officers and other key employees selected by the Compensation Committee are permitted to defer income. Under the Company's Deferred Compensation Plan, participants may elect to defer each year an amount not less than $2,000 nor more than 100 percent of compensation. Amounts deferred are credited with interest in an amount equivalent to 120% of (i) the monthly Moody's Corporate Bond Yield Average as published by Moody's Investors Service, Inc. and (ii) such additional amount as the Compensation Committee determines to be appropriate.

STOCK OPTION PLANS.

 Options Granted

  The following table sets forth certain information with respect to options to acquire common stock that were granted during 1997 to each Named Executive Officer under Homestake's stock option plans.

                             OPTION GRANTS IN 1997

                           NO. OF                                     POTENTIAL REALIZABLE
                         SECURITIES % OF TOTAL                          VALUE AT ASSUMED
                         UNDERLYING  OPTIONS                          ANNUAL RATES OF STOCK
                          OPTIONS   GRANTED TO EXERCISE                PRICE APPRECIATION
                          GRANTED   EMPLOYEES  OR BASE                   FOR OPTION TERM
                                    IN FISCAL   PRICE    EXPIRATION   ---------------------
      NAME                  (1)        YEAR     ($/SH)      DATE        5%(2)     10%(2)
      ----               ---------- ---------- -------- ------------- ---------------------
Jack E. Thompson........   64,500      8.12%   $15.225  Feb. 19, 2007 $ 672,740 $ 1,652,905
                           68,900      8.68     14.900  April 4, 2007   621,780   1,598,176
Gene G. Elam............   20,500      2.58     15.225  Feb. 19, 2007   213,816     525,342
                           36,600      4.61     14.900  April 4, 2007   330,292     848,958
Wayne Kirk..............   25,600      3.22     15.225  Feb. 19, 2007   267,010     656,037
                           45,700      5.75     14.900  April 4, 2007   412,414   1,060,039
Gil J. Leathley.........   17,600      2.22     15.225  Feb. 19, 2007   183,569     451,025
                           26,000      3.27     14.900  April 4, 2007   234,634     603,085
William F. Lindqvist....   19,000      2.39     15.225  Feb. 19, 2007   198,172     486,902
                           28,000      3.53     14.900  April 4, 2007   252,683     649,477

--------
(1) Granted at fair market value. Granted on February 19, 1997 and April 4, 1997 and vesting in 25 percent increments on the first through fourth anniversaries of the grant date. Vesting of options is accelerated in specified circumstances, including upon certain reorganizations and the commencement of certain tender offers.
(2)Compounded annually.

 Option Exercises and Year-End Values:

  The following table sets forth certain information with respect to options exercised during 1997 by each Named Executive Officer and option values at 1997 year end.

                      AGGREGATED OPTION EXERCISES IN 1997
                      AND OPTION VALUES AT 1997 YEAR END

                                                                  VALUE OF
                                           NO. OF SECURITIES     UNEXERCISED
                                              UNDERLYING        IN-THE-MONEY
                                          UNEXERCISED OPTIONS OPTIONS AT FISCAL
                            NO. OF SHARES AT FISCAL YEAR-END      YEAR-END
                              ACQUIRED       EXERCISABLE/       EXERCISABLE/
           NAME              ON EXERCISE     UNEXERCISABLE      UNEXERCISABLE
           ----             ------------- ------------------- -----------------
   Jack E. Thompson........        0        119,225/198,450         $0/0
   Gene G. Elam............        0          96,675/81,875          0/0
   Wayne Kirk..............        0         72,950/102,200          0/0
   Gil J. Leathley.........        0          39,875/68,325          0/0
   William F. Lindqvist....        0          70,425/69,375          0/0

RETIREMENT PROGRAMS.

 Homestake Retirement Plan

  In general, all fulltime, nonunion U.S. employees of Homestake
(approximately 476 persons at December 31, 1997) participate in the Homestake Retirement Plan, a noncontributory defined benefit plan (the "Homestake Retirement Plan").

  Under the Homestake Retirement Plan, participants accrue benefits at the rate of two percent per year of service during the first 25 years and one-half percent for each year of service thereafter. Normal retirement age under the Homestake Retirement Plan is 65. Early retirement, with reduced benefits, is permitted after age 55 with five years of service. The Homestake Retirement Plan is integrated with Social Security. For a participant who retires at age 65 with 25 years of service, the monthly benefit payable will be 50 percent of the average monthly compensation during the 60 consecutive months of highest compensation (salary and bonus), less one-half of the participant's Social Security benefits. Benefits paid upon retirement are subject to a cost-of-living increase, up to a maximum of three percent per year. Vesting requires five years of service. Homestake makes annual actuarially determined contributions to the Homestake Retirement Plan. Funding contributions are not segregated as to individual employees.

  The following table shows selected estimated annual benefits payable upon retirement at age 65 under the Homestake Retirement Plan for persons having specified years of service and the indicated remuneration. The table includes amounts that may be payable under the Supplemental Retirement Plan described below (the "Homestake SRP"). Amounts shown are calculated on a straight life annuity basis and are shown before deduction for one-half of Social Security benefits. For purposes of the Homestake Retirement Plan and the Homestake SRP, the years of service as of December 31, 1997, for Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson are 7 years, 5 years, 11 years, 5 years and 16 years, respectively. For purposes of these plans, earnings include salary and bonus but exclude directors' fees and other benefits that are included in the Summary Compensation Table.

                           HOMESTAKE RETIREMENT PLAN

AVERAGE ANNUAL
 EARNINGS (60                          YEARS OF SERVICE
  CONSECUTIVE     ----------------------------------------------------------------
HIGHEST MONTHS)   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
---------------   --------   --------   --------   --------   --------   --------
   $150,000       $ 30,000   $ 45,000   $ 60,000   $ 75,000   $ 78,750   $ 82,500
    200,000         40,000     60,000     80,000    100,000    105,000    110,000
    250,000         50,000     75,000    100,000    125,000    131,250    137,500
    300,000         60,000     90,000    120,000    150,000    157,500    165,000
    350,000         70,000    105,000    140,000    175,000    183,750    192,500
    400,000         80,000    120,000    160,000    200,000    210,000    220,000
    450,000         90,000    135,000    180,000    225,000    236,250    247,500
    500,000        100,000    150,000    200,000    250,000    262,500    275,000
    550,000        110,000    165,000    220,000    275,000    288,750    302,500
    600,000        120,000    180,000    240,000    300,000    315,000    330,000

 Homestake Supplemental Retirement Plan

  The Internal Revenue Code of 1986 (the "Code") imposes a maximum limit on annual retirement benefits payable under qualified retirement plans. For 1997, that annual limit was $125,000. In addition, the Code limits the amount of annual compensation that may be considered under qualified retirement plans. In 1997, that annual limit was $160,000. Under the Homestake SRP, executive officers and key employees selected by the Compensation Committee will be entitled to a supplemental retirement benefit equal to the difference between the full amount of their pension benefits determined under the Homestake Retirement Plan and the maximum amount permitted to be paid under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code. The Homestake SRP is funded by Homestake contributions into a "rabbi trust." All of the officers identified in the Summary Compensation Table are participants in the Homestake SRP.

 Homestake Executive Supplemental Retirement Plan

  Homestake has established the Homestake Executive Supplemental Retirement Plan (the "Homestake ESRP") for executive officers and key employees selected by the Compensation Committee. Under the Homestake ESRP, participants accrue benefits under the following formula. Service credit is determined by multiplying 4 1/3% by years of service, up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. The monthly benefit is reduced by benefits payable under all other Homestake retirement plans (except the Homestake Mining Company Savings Plan) and, commencing at age 65, by one-half of Social Security and comparable foreign social security plan benefits. Retirement is permitted at age 62 after 10 continuous years of service, although a participant who has attained age 55 and 10 years of service may elect early retirement and receive a reduced benefit if approved by the Compensation Committee. The Homestake ESRP is funded by Homestake contributions into a "rabbi trust." The following table shows selected estimated annual benefits payable under the Homestake ESRP, calculated on a straight life annuity basis, assuming retirement at age 62, to persons having specified years of service and the indicated average earnings before reductions for integration with Social Security and comparable foreign plans, and also before reduction for other Homestake retirement plans (except the Homestake Mining Company Savings
Plan). Payments under the Homestake ESRP are not limited by ERISA or the Code. All of the officers identified in the Homestake Summary Compensation Table are participants in the Homestake ESRP. For purposes of the Homestake ESRP, the years of service as of December 31, 1997, for Messrs. Elam, Kirk, Leathley and Thompson are 11 years, 5 years, 11 years and 15 years, respectively. Mr. Lindqvist was previously employed by Homestake and following

Homestake's 1992 acquisition of International Corona Corporation, Mr. Lindqvist was fully vested in his benefits under the Homestake ESRP with 15 years of deemed service. In connection with his reemployment by Homestake in 1995, Homestake agreed to recalculate Mr. Lindqvist's Homestake ESRP benefits based on the 36 consecutive months of highest compensation following the date of reemployment, subject however to his completing five years of service from the date of reemployment, unless his employment is terminated by Homestake for reasons other than cause.

               HOMESTAKE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

AVERAGE ANNUAL
   EARNINGS                                 YEARS OF SERVICE
(36 CONSECUTIVE             ---------------------------------------------------------------------------------
HIGHEST MONTHS)             10 YEARS                       13 YEARS                       15 YEARS
---------------             --------                       --------                       --------
   $150,000                 $ 65,000                       $ 84,500                       $ 97,500
    200,000                   86,667                        112,667                        130,000
    250,000                  108,333                        140,833                        162,500
    300,000                  130,000                        169,000                        195,000
    350,000                  151,667                        197,167                        227,500
    400,000                  173,333                        225,333                        260,000
    450,000                  195,000                        253,500                        292,500
    500,000                  216,667                        281,667                        325,000
    550,000                  238,333                        309,833                        357,500
    600,000                  260,000                        338,000                        390,000

SEVERANCE AGREEMENTS.

  Homestake has severance agreements with Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson under which they are entitled to benefits in the event of a change of control followed by certain events. A change of control is defined as any of the following events: (i) Homestake is a party to a merger or combination under the terms of which less than 75% of the shares in the resulting company are owned by the shareholders of Homestake immediately preceding such event; (ii) at least 75% of fair market value of Homestake's assets are sold; or (iii) at least 25% in voting power in election of directors of Homestake's capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934. Entitlement to benefits arises if within three years following such a change of control, the executive's employment is terminated (other than for cause) or if he elects to terminate his employment following (i) a reduction in salary or certain other benefits, (ii) a change in location of employment, (iii) a change in position, duties, responsibilities or status inconsistent with the executive's prior position or (iv) a reduction in responsibilities, titles, or offices as in effect immediately before such change of control. Benefits payable under the agreements consist of (i) a lump sum cash payment equal to two times the highest annual salary and bonus, including deferred compensation, during the three year period preceding termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years, (iii) full vesting in the Company's Executive Supplemental Retirement Plan described above under "Retirement Plans," (iv) continued vesting of stock options, and (v) relocation assistance to the extent not provided by another employer. Benefits payable under the agreements are in lieu of any severance benefits under Homestake's general severance policy.

PERFORMANCE GRAPH.

  Set forth below is a line graph comparing the cumulative total shareholder return on Homestake common stock for the five years ended December 31, 1997, based on the market price of the Homestake common stock and assuming reinvestment of dividends, with the cumulative total return of companies included in the Standard & Poor's 500 Index and the Standard & Poor's Gold & Precious Metals Mining Index.

  THE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY HOMESTAKE UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

   Comparison of Five Year Cumulative Total Return* Among Homestake Mining Company, the S&P 500 Index and the S&P Gold & Precious Metals Mining Index

                       [PERFORMANCE GRAPH APPEARS HERE]

                                        12/92           12/93           12/94           12/95           12/96           12/97
                                        -----           -----           -----           -----           -----           -----
Homestake Mining Company                 $100            $201            $158            $145            $135            $ 85
------------------------------------------------------------------------------------------------------------------------------
S&P 500                                  $100            $110            $112            $153            $189            $252
------------------------------------------------------------------------------------------------------------------------------
S&P Gold & Precious Metals Mining        $100            $183            $148            $167            $165            $109
------------------------------------------------------------------------------------------------------------------------------


* $100 invested on 12/31/92 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

COMPENSATION COMMITTEE REPORT./1/

  The Compensation Committee of the Board of Directors is comprised of five outside directors, none of whom is an employee or former employee and none of whom has any consulting or other services arrangement with the Company. The Compensation Committee is responsible for the development of the Company's executive compensation policies and the administration of those policies. The Compensation Committee evaluates the performance of management and recommends to the full Board of Directors the compensation level for all officers and key employees. The Compensation Committee also administers the Company's stock option and other stock based compensation plans and determines the amount of stock options and other stock-based incentives granted to officers and key employees, the Deferred Compensation Plan, the Supplemental Retirement Plan and the Executive Supplemental Retirement Plan.

  The Company's executive compensation program has the following objectives:

  . Attract and retain key executives critical to the long-term success of the Company by offering competitive compensation packages.

  . Make a significant portion of compensation variable, rewarding superior performance.

  . Align the interests of the Company's management with the interests of the Company's shareholders by developing compensation programs that link compensation directly to increases in shareholder value.

  . Maintain an appropriate balance between base salary and performance-based compensation, with a higher proportion of compensation being performance-based as salary grade increases.

  The basic compensation program consists of both cash and long-term, equity-based compensation. In addition, officers and key employees may participate in the Company's Savings Plan, which is generally available to all salaried employees and which provides for Company matching contributions with employee contributions, and the Company's Retirement Plan, the Supplemental Retirement Plan, and the Executive Supplemental Retirement Plan. Officers and key employees may also defer income under the Deferred Compensation Plan.

  Annual Cash Compensation. Annual cash compensation consists primarily of a base salary and an annual bonus under the Company's Bonus Plan. The Company's objective is to provide a level of compensation that will enable the Company to offer a competitive compensation package, but one that emphasizes and rewards performance and success. With this objective in mind, the Company's policy is to pay base salaries that are generally competitive with the median of base salaries paid by comparable companies. The Compensation Committee determines and recommends to the Board of Directors a base salary for each of the officers and key employees, based upon individual performance, level of responsibility, experience and competitive factors. Competitive factors include general compensation levels in other businesses, particularly in the mining industry, in the countries where the Company has operations. To that end, the Company, under the direction of the Compensation Committee, participates in several surveys conducted by outside executive compensation consultants. In addition, the Company conducts a separate annual survey of salary increases in the mining industry. For 1997, this survey included Amax Gold, Barrick Gold, Battle Mountain Gold, BHP, Cyprus, Echo Bay Mines, Hecla Mining, Kennecott, Kinross, Newmont Mining, Phelps Dodge, Placer Dome, Santa Fe Pacific Gold, Teck Mining and TVX. The Compensation Committee uses all of this information in recommending base salary levels, but does not assign specific weight to any particular factor.

--------
/1/ The Compensation Committee Report shall not be deemed to be incorporated by reference in any filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

  The variable component of annual compensation is paid in the form of an annual bonus. The Company's Bonus Plan takes into consideration both the Company's performance and the individual and (where appropriate) the departmental performance for each individual. Under the Bonus Plan, each officer and key employee is assigned a target bonus amount at the beginning of each year based on the individual's salary grade, ranging from 20% to 50% of base salary. In addition, at the beginning of each year, both (i) Corporate Performance Objectives and (ii) Department and Individual Performance Objectives are established. The relative importance of each of the Corporate Performance Objectives and the Department and Individual Performance Objectives is identified by a weighting percentage assigned to the objective. To determine the recommended bonus, the "performance factor" for each of the Corporate Performance Objectives and the Department and Individual Performance Objectives is multiplied by the weight assigned to each, with the product multiplied by the target bonus amount. If results significantly exceed the Corporate Performance Objective, and the Department and Individual Performance Objectives, it is possible to earn a bonus which is up to two times the target bonus. As a result bonuses payable to particular individuals could equal as much as 40% to 100% of base salary. Based upon this analysis, the Compensation Committee then recommends the bonuses for approval by the Board of Directors.

  For 1997, the Corporate Performance Objectives included (i) improved stock market capitalization per ounce of production relative to that of the S&P Gold and Precious Metals Index (40%), (ii) significant growth in reserves, resources and annual production (30%), (iii) achievement of specified improvements in production, cost targets and environmental, health and safety performance (20%), and (iv) achievement of other specified corporate objectives (10%). Also for 1997, 50% of each Bonus Plan participant's bonus was based on the achievement of the Corporate Performance Objectives, and 50% was based on the achievement of that participant's Department and Individual Performance Objectives. In November 1997, after review of the year's performance by the Company, the Compensation Committee approved a 120% performance factor in respect of the achievement of the Corporate Performance Objectives. Also in November 1997, the Compensation Committee approved performance factors for achievement of Department and Individual Performance Objectives by Bonus Plan participants ranging from 98% to 150%.

  Long-Term, Equity-Based Compensation. The Company's executive compensation program also provides for equity related compensation. The purpose is to provide officers and key employees with an incentive to continue as employees of the Company over a long term, and to align their long-range interests with those of the shareholders by providing the opportunity to have a stake in the Company and to receive share based value which will increase as the value of the Company's stock increases. The Compensation Committee believes that equity-based compensation programs encourage key employees to maintain a long-term perspective.

  In 1996, the shareholders approved the Stock Option and Share Rights Plan-1996, which authorizes the issuance of stock options and other stock-based incentives, such as performance based and other types of restricted stock awards.

  For many years, including 1997, the Company has used stock options to provide equity-based compensation. The Compensation Committee has the authority to determine the recipients of stock option awards, the terms of options, and the number of shares subject to options. The Compensation Committee has limited the grant of stock options to those employees whom the Committee believes can have a significant influence on Company policies and performance. Consequently, in 1997, a total of 52 employees (approximately 3.3% of total Company employees) were granted stock options. The Compensation Committee also believes that the number of options granted should be sufficient in amount to provide a strong incentive to increase share value, with the number of options increasing in proportion to the relative potential influence of the employee on overall Company performance.

  In the first quarter of each year, the Compensation Committee awards stock options to officers and key employees of the Company and its subsidiaries. For each optionee, an annual target gain is established based on salary and a subjective evaluation of the perceived impact that the optionee may have on the Company's success through performance of his or her responsibilities. The number of options awarded in February 1997 was based on a formula that had been in effect for many years. In March 1997, based on the recommendation of Compensation

Resource Group, Inc., an executive compensation consulting firm, the Compensation Committee adopted the Black-Scholes option valuation formula for use in determining the appropriate number of stock options to be granted. The Black-Scholes valuation formula is widely used by publicly held companies in the United States in granting stock options. The Compensation Committee then reexamined the stock option grants that had been made earlier in 1997 and determined that the number of options granted was less than would have been granted had the Black-Scholes valuation formula been used in determining the number of options granted. The Compensation Committee then determined to grant additional options so that the total number of options granted for 1997 would be in accordance with the Black-Scholes option valuation formula.

  The Compensation Committee does not consider the number of outstanding options in determining annual option awards. The exercise price for options generally is determined by averaging the closing prices of the Company's Common Stock on the New York Stock Exchange for the five trading days preceding the grant date. Stock options generally vest over a four-year period and have a 10-year term. In addition to annual grants in the first quarter of each year, from time to time the Compensation Committee grants additional options to particular individuals in connection with significant promotions of such individuals. Such grants are in recognition of the fact that those persons have been identified as having the potential to have a greater impact on the Company's future success.

  In March 1997, the Compensation Committee established stock ownership guidelines for the members of the Company's senior management as a further means of aligning management's long term interests with the interests of the Company's shareholders. The Compensation Committee also determined that in the future it would also use restricted stock grants as a part of the Company's equity-based compensation system, as a means of providing additional incentives and to encourage members of senior management to increase their ownership in the Company and to remain with the Company. Accordingly, in March 1997 the Compensation Committee adopted three restricted stock programs.

  . Under the first program, the Compensation Committee makes restricted stock grants to members of senior management which vest over time and which are dependent on achievement of one or more performance goals including, for example, improvements in earnings per share, increases in the value of the Company's stock relative to other gold mining companies, and return on shareholders' equity. In 1997, restricted stock grants for a total of 125,400 shares were made to twelve senior managers, under which annual achievement goals were established for each of December 31, 1997, 1998, 1999 and 2000. The annual achievement goals are to close the gap between the Company's average market capitalization per ounce of production and that average for the companies comprising the S&P Gold and Precious Metals Index by specific amounts each year. The twelve senior managers can earn 25% of the shares subject to the restricted stock grants on each measurement date on which the annual achievement goals are met, plus any shares subject to the restricted stock awards that were not earned at a prior measurement date because the annual achievement goal for that measurement date was not met. The annual achievement goal of December 31, 1997 was not met and none of the performance based restricted stock vested.

  . Under the second program, the Compensation Committee grants matching restricted stock to senior managers on the basis of one restricted share for each three shares owned by the senior managers that are "enrolled" by the senior manager for matching grants. The matching grants vest after a number of years, but only to the extent the senior manager maintains ownership of the "enrolled" shares throughout the vesting period. Matching stock grants were made in 1997 to seven senior mangers for a total of 23,587 shares, and those managers are required to hold the enrolled shares and continue in the employment of the Company for five years in order to qualify and receive the matching stock.

  . Under the third program, the Compensation Committee provides senior managers with an opportunity to exchange a portion of their annual cash bonuses for awards of restricted stock. The restricted stock awards are equal to 1.5 times the amount of the cash bonus to be exchanged, divided by the market value of the Company's shares on the date of grant. The restricted stock awards vests over a number of years, and the grantees must continue to be employed by the Company during the vesting period. In

     1997, eight senior mangers elected to forego $253,700 in cash bonuses in exchange for the award of 33,638 shares of restricted stock. A total of 50% of the shares will vest after one year, an additional 25% after two years, and the remaining 25% after three years, provided that the senior manager continues to be an employee on the vesting date. The senior manager forfeits unvested shares if he or she does not continue to be employed on the relevant vesting dates.

  The Compensation Committee will continue to regularly review the Company's executive compensation program to ensure that the Company's program continues to be competitive with those of other companies that compete with Homestake for executive personnel.

  Chief Executive Officer's 1997 Compensation. Evaluation of the Chief Executive Officer's compensation is conducted by the Compensation Committee without the Chief Executive Officer or any other officer being present. In November 1996, after reviewing the proposed levels of 1997 compensation for other mining company executives and also considering the Company's 1996 performance, the Compensation Committee determined that it would be appropriate for the 1996 base salary for Jack E. Thompson, the Chief Executive Officer, to be increased from an annual rate of $450,000 to $475,000, and that recommendation was accepted by the Board of Directors.

  In November 1996, the Compensation Committee set a target bonus for Mr. Thompson at 50% of his annual base salary, and also determined that one half of his bonus would be based on the extent of the achievement of the Corporate Performance Objectives and one half on the extent of the achievement of Mr. Thompson's Individual Performance Objectives. In November 1997, the Compensation Committee made its annual bonus recommendations. As noted above, the Compensation Committee approved a 120% performance factor in respect of the achievement of the 1997 Corporate Performance Objectives. After evaluating the Individual Performance Objectives established for Mr. Thompson in 1996, and after considering his performance during the year, including the leadership ability shown by Mr. Thompson as Chief Executive Officer, the Compensation Committee approved a 120% performance factor in respect of Mr. Thompson's achievement of his Individual Performance Objectives, resulting in a recommended bonus of $285,000. That recommendation was accepted by the Board of Directors.

  Other Executive Officers' 1997 Compensation. In November 1996, after reviewing the proposed levels of 1997 compensation for other mining company executives and also considering the Company's 1996 performance, the Compensation Committee determined that it would be appropriate for the 1997 base salary for all executive officers (other than the Chief Executive Officer) to be increased in amounts ranging from 4% to 18.5% of 1996 base salary (including increases attributable to promotions), and that recommendation was accepted by the Board of Directors. In November 1996, the Compensation Committee set target bonuses for executive officers (other than Mr. Thompson) at 25% to 50% of their annual base salaries. The Compensation Committee also determined that one half of each executive officer's bonus would be based on the achievement of the Corporate Performance Objectives and that one half of each executive officer's bonus would be based on the achievement of such executive officer's Department and Individual Performance Objectives. In November 1997, the Compensation Committee made its annual bonus recommendations. As noted above, the Compensation Committee approved a 120% performance factor in respect of the achievement of the 1997 Corporate Performance Objectives. Evaluation of the Department and Individual Performance Objectives established for each executive officer in November 1996 was made by the Company, and the Committee subsequently approved Department and Individual Performance factors for executive officers ranging from 98% to 150%. The resulting bonus recommendations ranged from 109% to 135% of the target bonuses for the executive officers, and those recommendations were accepted by the Board of Directors.

  Limitation On Deductibility Of Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation of the Chief Executive Officer and four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Company's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Compensation Committee should determine that it was appropriate to pay one or more executive officers in excess of annual maximum deductible amount, the Compensation Committee would expect to recommend such compensation.

May 12, 1998

                                          COMPENSATION COMMITTEE

                                          G. Robert Durham
                                          Douglas W. Fuerstenau
                                          Henry G. Grundstedt
                                          John Neerhout, Jr.
                                          Jeffrey L. Zelms

                                PROPOSAL NO. 2

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit Committee, has engaged the firm of Coopers & Lybrand LLP as independent auditors to audit and report to the shareholders on the financial statements of Homestake for the year 1998. Effective July 1, 1998, Coopers & Lybrand LLP will be known as PricewaterhouseCoopers. Representatives of Coopers & Lybrand LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the engagement is not required by law, the Board of Directors desires to solicit such approval. If the appointment of Coopers & Lybrand LLP is not approved by a majority of the shares represented at the meeting, the Board of Directors will consider the appointment of other independent auditors for 1998.

  THE BOARD OF DIRECTORS OF HOMESTAKE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF APPOINTMENT OF COOPERS & LYBRAND LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1998. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENT WITH CASE POMEROY.

  In connection with Homestake's acquisition of Felmont Oil Corporation (now Homestake Sulphur Company) in 1984, Homestake and Case, Pomeroy & Company, Inc. ("Case Pomeroy") entered into an Agreement, which agreement was amended in 1989, and further amended on March 27, 1992. Mr. Robert H. Clark, Jr., a director of Homestake, together with family members, is a controlling shareholder of Case Pomeroy. Each of Homestake and Case Pomeroy indirectly owns a 25 percent undivided co-tenancy interest in the Round Mountain mine in Nye County, Nevada, under the terms of an Operating Agreement with Round Mountain Gold Corporation, the owner of 50 percent undivided interest and the manager of the mine. The Agreement provides that whenever any action is to be taken pursuant to the Operating Agreement that requires consent or approval of a majority of the co-tenancy interests, Case Pomeroy and Homestake will cause their respective subsidiaries to agree to take such action as they agree upon in advance. The Agreement also provides that neither Case Pomeroy, nor Homestake, nor their respective subsidiaries will, directly or indirectly, transfer any interest in the Round Mountain mine without the approval of the other. Approval of a majority of the co-tenancy interests is required for budgets and work programs carried out by the manager of the Round Mountain mine.

TRANSACTIONS WITH CASE POMEROY.

  Under a 1985 agreement, Case Pomeroy transferred to Homestake all of Case Pomeroy's interest in certain unpatented mining claims and other mineral properties in the United States and Canada previously jointly owned by Case Pomeroy and Homestake Sulphur. Case Pomeroy reserved a 2.5 percent net smelter return royalty interest in each property transferred, as well as an option to convert all or part of the reserved royalty into a 40 percent participating interest in the property if commercial production appears feasible. No royalties have been paid. The transferee has no obligation to explore, develop or make any expenditures on any property transferred and may drop any property at any time after first offering to quitclaim it to Case Pomeroy.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and related rules require the Company's directors and executive officers to file reports of beneficial ownership and changes of beneficial ownership with the Securities and Exchange Commission and with the Company. Based on its review of reports of beneficial ownership and changes in beneficial ownership required under
Section 16(a), the Company believes that during 1997 all of its directors and executive officers timely filed all reports of beneficial ownership and changes in beneficial ownership required under Section 16(a), except that the Form 4 Statement of Changes in Beneficial Ownership for G. Robert Durham, a Director of the Company, reporting a sale of Company shares in October 1997, was filed late (in January 1998). No directors or executive officers reported in 1997 a transaction that should have been reported in an earlier year, except that Ronald D. Parker, a former Vice-President of the Company, filed in 1997 a Form 4 Statement of Changes in Beneficial Ownership, reporting an exercise of Company stock options and the sale of the shares so acquired in 1996.

                             SHAREHOLDER PROPOSALS

  The 1999 annual meeting of shareholders will be held on May 11, 1999 unless the date is subsequently changed by the Board of Directors. To be considered for inclusion in the Proxy Statement for the 1999 annual meeting, proposals of shareholders should be received by Homestake no later than November 24, 1998. Such proposals should be directed to the Secretary of Homestake.

  Under the Company's By-laws, any shareholder who intends to present any matter of business to be considered and voted upon at the 1999 annual meeting must give timely notice thereof, in writing, to the Secretary of the Company. To be timely, such notice must be given on or after November 12, 1998 and on or before February 26, 1999.

                                          By Order of the Board of Directors

                                          /s/ Wayne Kirk

                                          Wayne Kirk
                                          Secretary

San Francisco, California
June 24, 1998

SKU No. 1600-PS-98

                                   PROXY
                           HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                       SAN FRANCISCO, CALIFORNIA  94108

               ANNUAL MEETING OF SHAREHOLDERS - JULY 24, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jack E. Thompson, Gene G. Elam and Wayne Kirk as proxies, each with the power to appoint a substitute, and hereby authorizes a majority (or if only one, then that one) of them to represent and to vote, as designated on the reverse side, all shares of common stock of Homestake Mining Company held of record by the undersigned on May 24, 1998 at the annual meeting of shareholders, or any postponement or adjournment thereof.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]  Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NUMBER 1 AND PROPOSAL NUMBER 2.


1. Election of four Class II        FOR ALL NOMINEES  WITHHELD FROM ALL NOMINEES
   Directors (term of three years).      [ ]                    [ ]

   Nominees:
     Paul McClintock
     John Neerhout, Jr.               --------------------------------------
     Stuart T. Peeler                 For all nominees except as noted above.
     Jack E. Thompson

2. Appointment of Coopers & Lybrand LLP as independent auditors for 1998.

              FOR                  AGAINST             ABSTAIN
              [ ]                    [ ]                [ ]


         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT           [ ]

By execution of this proxy the undersigned hereby authorizes such proxies or their substitutes to vote in their discretion on such other business as may properly come before the meeting.

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full corporate name by an authorized officer.

Signature:________    Date:______     Signature:__________     Date:_______